EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Brian Yarbrough Integrated Corporate Relations (562) 256-7049

SKECHERS USA ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS

MANHATTAN BEACH, CA. – April 24, 2003 – SKECHERS USA, INC. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the first quarter ended March 31, 2003.

Net sales for the first quarter of 2003 totaled $208.6 million compared to $244.9 million in the first quarter of 2002. Net earnings for the quarter were $8.5 million versus $20.3 million in the first quarter of the prior year. Diluted earnings per share were $0.22 on 41,480,000 diluted shares outstanding compared to $0.53 per diluted share on 38,172,000 diluted shares outstanding in the first quarter of 2002.

Gross profit for the first quarter of 2003 was $90.3 million compared to $102.5 million in the first quarter of last year. Gross margin was 43.3 percent compared to 41.9 percent in the first quarter of 2002. Selling, general and administrative expenses as a percentage of sales were 35.8 percent in the first quarter compared to 27.9 percent in the first quarter of the prior year.

“We took an aggressive inventory stance in late 2002 and early 2003,” stated David Weinberg, chief financial officer of SKECHERS USA, Inc. “We increased inventory in anticipation of a better retail environment, which would have led to an increased demand for at-once wholesale orders. We also increased our inventory to supply our new subsidiaries and growing number of retail stores, and to support our new product lines. We ended the quarter with inventory levels higher than plan because the anticipated at-once orders did not materialize. We believe that our business continues to be affected by the overall economic and political environment, apprehensive consumer spending and reduced retail activity. We believe that we will be able to work through these inventory levels as the retail environments improve.”

Mr. Weinberg continued: “Our earnings were higher than expected in the first quarter of 2003 because a portion of our advertising shifted to the second quarter as a result of the late Easter holiday. Our advertising expenditures for the first quarter of 2003 were approximately six percent of sales. We believe that the second quarter advertising expenditures should be approximately 10 percent of sales, and the forecast for the first half of 2003 will be approximately the eight to 10 percent of sales that the Company traditionally dedicates to advertising.

“While we realize that the Company faces near term challenges, SKECHERS is in a solid financial position with $80.6 million in cash, no short-term bank borrowings and working capital of $291.8 million,” added Mr. Weinberg. “We believe that the positive reaction to our new back-to-school product at recent trade shows and sell-throughs in our company-owned retail stores are good indicators for the second half of 2003. We also believe SKECHERS-branded licensed products available in stores in 2003, our aggressive approach to advertising, and the opening of high-profile flagship stores in key domestic and international locations will result in increased brand exposure, further leveraging SKECHERS globally.”

Robert Greenberg, SKECHERS chief executive officer, said: “As we begin our second decade of operations, I am pleased with our position in the global footwear industry. We have made steady strides over the last decade to our present position as a global leader in the lifestyle footwear industry and a brand recognized around the world. Our proven business model has allowed us to successfully export our brand around the world, while building selected areas of our company, including licensing. In 2002, 10 years after we formed the Company, we signed our first license for hosiery. To date, we have signed five licensing agreements, including an international licensee in Japan for men’s, women’s and children’s apparel and accessories. Looking ahead to 2003, we remain driven to gain share of the global footwear market, increase sales and profitability, and reward stockholders over the long term.”

Note that statements made by Mr. Weinberg and Mr. Greenberg may involve future goals and targets, based upon current expectations. These comments are forward looking, and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets branded footwear for men, women and children. The Company offers a balanced assortment of basic and fashionable merchandise, which is sold to department stores and specialty retailers, as well as directly to consumers through company-owned SKECHERS retail stores and e-commerce. A global concept, the Company sells its product in more than 100 countries and territories throughout the world. For further information on SKECHERS, please visit the Company’s web site at www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “belief,” or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, a decrease in sales during the back-to-school or holiday selling season, change in consumer demands and fashion trends, current political and economic conditions in the world, potential disruptions in manufacturing related to overseas sourcing, cancellation of order commitments and decreased demand by industry retailers, the uncertain short and long-term effects of the severe acute respiratory syndrome (“SARS”) crisis in the Far East and other factors affecting retail market conditions, including the factors addressed in the Company’s annual report on form 10K for the year ended December 31, 2002.

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(tables to follow)

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,

	2003	2002

Net sales	$208,593	$244,949
Cost of sales	118,275	142,425

Gross profit	90,318	102,524
Royalty income, net	271	108

	90,589	102,632

Operating expenses:
Selling	17,620	18,691
General and administrative	57,086	49,632

	74,706	68,323

Earnings from operations	15,883	34,309

Other income (expense):
Interest	(2,097)	(2,063)
Other, net	(314)	43

	(2,411)	(2,020)

Earnings before income taxes	13,472	32,289
Income taxes	5,011	12,011

Net earnings	$8,461	$20,278

Net earnings per share:
Basic	$0.22	$0.55

Diluted	$0.22	$0.53

Weighted average shares:
Basic	37,708	36,849

Diluted	41,480	38,172

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(in thousands)
ASSETS

	March 31,	December 31,
	2003	2002

Current assets:
Cash and marketable securities	$80,578	$124,830

Trade accounts receivable, net	121,559	97,419
Other receivables	6,032	7,761

Total receivables	127,591	105,180

Inventories	173,973	147,984
Deferred tax assets	703	703
Prepaid expenses and other current assets	12,302	14,779

Total current assets	395,147	393,476
Property and equipment, at cost, less accumulated depreciation and amortization	86,614	83,666
Intangible assets, at cost, less applicable amortization	1,935	927
Other assets	5,000	5,087

	$488,696	$483,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$—
Current installments of long-term borrowings	2,495	2,442
Accounts payable	89,501	88,578
Accrued expenses	11,395	15,696

Total current liabilities	103,391	106,716

Long-term borrowings, excluding current installments	116,579	117,204
Stockholders’ equity	268,726	259,236

	$488,696	$483,156

Working capital	291,756	286,760

CONTACT: SKECHERS USA, Inc., Manhattan Beach
David Weinberg, 310/318-3100
or
Investor Relations:
Integrated Corporate Relations
Brian Yarbrough, 562/256-7049

SOURCE: SKECHERS USA, Inc.